Exhibit 99.1
FOR IMMEDIATE RELEASE
March 18, 2009
Contacts:     (Analysts) Kris Wenker (763) 764-2607
(Media) Kirstie Foster (763) 764-6364
GENERAL MILLS REPORTS FISCAL 2009 THIRD-QUARTER RESULTS
Company Raises Full-year 2009 EPS Guidance
     MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported results for the third quarter of fiscal 2009. Net sales for the 13 weeks ended Feb. 22, 2009, grew 4 percent to $3.54 billion. Foreign currency translation reduced sales growth by 3 percentage points. Pound volume was 1 percent below prior-year levels that grew 6 percent. Gross margin for the quarter declined, reflecting unusually strong grain-merchandising profits last year and higher input costs this year. Consumer marketing expense grew 6 percent as the company invested in brand-building initiatives in markets worldwide. Segment operating profits totaled $560 million, below prior-year levels due to higher input costs, lower grain-merchandising profits, and the negative impact of foreign currency exchange. Net earnings for the third quarter include gains from mark-to-market valuation of certain commodity positions in both years, a gain from an insurance settlement in 2009, and the impact of a discrete tax item that represented a gain in 2008 and an expense in 2009. (These items are discussed in more detail in the section titled Corporate Items below). Diluted earnings per share (EPS) totaled $0.85 in the third quarter of 2009 compared to $1.23 in last year’s third quarter including these items. Excluding the items, EPS would have totaled $0.79 in this year’s third quarter compared to $0.87 a year ago.
     Chairman and Chief Executive Officer Ken Powell said, “Our results this quarter reflect a difficult comparison against strong prior-year results, as well as significantly higher input costs in the current period. We’re pleased to see continued growth in consumer demand for our products in markets around the world, as third-quarter net sales for our U.S. retail operations rose 8 percent, and international segment net sales increased 10 percent on a constant-currency basis.
     “In the fourth quarter, we expect our input cost inflation will be well below our estimated full-year inflation rate of 9 percent,” Powell said. “The benefits of this lower input cost inflation and an extra selling week this year will contribute to strong segment operating profit growth for the final quarter. The operating environment is very challenging; however, our good performance through the first nine months of fiscal 2009 has enabled us to modestly increase our full-year earnings guidance.”
     Through the first nine months of fiscal 2009, General Mills’ net sales increased 8 percent to $11.05 billion. Pound volume contributed one point of sales growth, and foreign currency exchange reduced sales growth by 1 point. Segment operating profits grew 4 percent to $1.97 billion despite higher input costs, negative foreign exchange effects, and a 15 percent increase in consumer marketing expense for the year to date. Diluted EPS through nine months totaled $2.73 in 2009 compared to $3.19 in 2008. Excluding mark-to-market effects and the discrete tax item from both years, and excluding gains from the insurance recovery and the sale of Pop Secret popcorn in 2009, nine-month EPS would total $3.12, up 11 percent from $2.80 in 2008.
U.S. Retail Segment Results
Third-quarter net sales for General Mills’ U.S Retail operations grew 8 percent to $2.50 billion. Pound volume increased 1 percent from prior-year levels, which grew 8 percent. Operating profits grew 1 percent despite higher input costs and an 11 percent increase in consumer marketing investment.
     Big G cereal sales grew 13 percent, including particularly strong increases by Honey Nut Cheerios and Multi-Grain Cheerios, Cinnamon Toast Crunch, and the Fiber One cereal franchise. Baking Division net sales rose 16 percent, including gains from Betty Crocker dessert mixes, Bisquick baking mix and Gold Medal flour. Pillsbury Division net sales grew 15 percent with contributions from Pillsbury refrigerated dough products, Totino’s pizza and pizza rolls, and new Pillsbury Savorings frozen appetizers. Yoplait Division sales grew 7 percent, including continued good growth for the Yoplait Light line of reduced-calorie yogurts. Meals Division net sales grew 5 percent led by increases from Helper dinner mixes and the new Macaroni Grill dinner mix line, Green Giant frozen vegetables and Progresso ready-to-serve soups. Snacks Division net sales were 4 percent below last year’s levels, which included contributions from the Pop Secret microwave popcorn business that was sold in this year’s second quarter. Net sales for the Small Planet Foods Division matched prior-year levels.
     Through nine months, U.S. Retail net sales increased 10 percent to $7.57 billion. Pound volume grew 4 percent. Operating profits rose 7 percent to $1.65 billion despite significant input cost increases and 17 percent growth in consumer marketing investment for the year-to-date.
International Segment Results
Third-quarter net sales for General Mills consolidated international businesses declined 5 percent to $580 million, as foreign currency exchange reduced sales growth by 15 percentage points. Sales on a constant-currency basis grew 10 percent with pound volume contributing 1 point of growth, and pricing and mix contributing 9 points. International segment operating profits totaled $49 million, down from prior-year levels due to foreign exchange impacts and higher input costs. Through nine months, International net sales grew 4 percent as reported to $1.95 billion. Foreign currency exchange reduced sales growth by 6 points. Sales on a constant-currency basis grew 10 percent, as pound volume declined 1 percent, and pricing and mix contributed 11 points of growth. Operating profits totaled $207 million, essentially matching prior-year levels despite unfavorable foreign exchange and increased consumer marketing investment.
Foodservice Segment Results
Third-quarter net sales for the Bakeries and Foodservice segment declined 6 percent to $462 million. Pound volume declined 12 percent, reflecting difficult industry conditions. Operating profits were significantly below prior-year results that included unusually strong gains from grain-merchandising activities.
     Through nine months, Bakeries and Foodservice net sales grew 5 percent to $1.53 billion and operating profits totaled $113 million. Subsequent to the end of the quarter, the company announced an agreement to sell a portion of its frozen unbaked bread dough business to Pennant Foods. The company expects to close the transaction and record a loss on the asset sale during the fourth quarter of 2009.
Joint Venture Summary
After-tax earnings from joint ventures totaled $16 million in the third quarter of 2009 compared to $30 million in the same period last year. Prior-year results included a net gain of $11 million from restructuring activities at Cereal Partners Worldwide (CPW), as well as a $2 million gain on the sale of our 50-percent share of the 8th Continent soy milk business.
     Through nine months, after-tax earnings from joint ventures totaled $80 million in 2009, matching prior-year levels. Nine-month net sales for CPW grew 5 percent, with pound volume up 3 percent and favorable foreign exchange. Net sales for the Häagen-Dazs ice cream venture in Japan also grew 5 percent, as favorable foreign exchange offset a volume decline.
Corporate Items
Restructuring, impairment and other exit costs totaled $1 million in the quarter, compared to $5 million in the period a year ago. Total unallocated corporate items represented income of $46 million this year compared to income of $106 million last year, primarily reflecting mark-to-market valuation of certain commodity positions. In 2009, this includes the reversal of previously recorded losses on hedge positions that have now been reclassified to segment operating profit. During the third quarter, the company recorded a gain of $41 million pretax for the receipt of insurance proceeds related to a fire that destroyed a pasta plant in Argentina in fiscal 2008. The company intends to use these proceeds to construct a new manufacturing facility in the region.
     Net interest expense for the quarter was $100 million, down from $103 million last year due to lower rates. The third-quarter tax rate in both years reflects the impact of court decisions on a discrete tax matter related to the company’s Employee Stock Ownership Plan (ESOP). On the basis of a U.S. District Court ruling last year, the company recorded a $31 million tax benefit in the third quarter of fiscal 2008. This January, a U.S. Court of Appeals ruling reversed the district court decision. As a result, the company has reversed the

$31 million tax benefit recorded last year, along with $22 million in cumulative income tax benefits recognized over a period from fiscal 1992 to 2007. The effective tax rate for the third quarter including the discrete item in both years is 45.9 percent in 2009 compared to 32.5 percent in 2008. Excluding the discrete tax item in both years, the effective tax rate would be 35.5 percent in 2009 compared to 37.6 percent last year. Through nine months, the effective tax rate excluding the discrete item was 34.6 percent.
Cash Flow Highlights
Cash flow from operations through the first nine months of 2009 totaled $1.13 billion, up 24 percent from $914 million in the period last year primarily due to improved working capital trends. Fixed asset investments through the first nine months of 2009 totaled $351 million. Dividends through nine months increased to $438 million. On March 9, 2009, the company announced a quarterly dividend of $0.43 per share, payable May 1, 2009, to shareholders of record April 9, 2009. Through nine months, the company repurchased 18.9 million shares of common stock for a total of $1.23 billion. Average diluted shares outstanding for the third quarter totaled 340 million, down approximately 3 percent from last year’s third-quarter average.
Outlook
“We expect to finish the year on a strong note,” Powell said. “We intend to continue investing substantial levels of consumer marketing support behind our brands in order to help position our businesses for continuing growth in fiscal 2010.”
     The company’s updated guidance for fiscal 2009 diluted earnings per share is a range of $3.87 to $3.89 before any impact from mark-to-market valuation. This guidance range also excludes the Pop Secret gain, the insurance recovery, the loss anticipated on the sale of the foodservice frozen bread dough business, and the discrete tax item. Previously, 2009 earnings guidance was a range of $3.83 to $3.87, excluding items.
     In fiscal 2008, General Mills earnings per share excluding gains from mark-to-market valuation and the discrete tax item totaled $3.52, and the new 2009 guidance represents EPS growth of 10 to 10.5 percent from that base. Fiscal 2008 EPS including the tax and mark-to-market gains totaled $3.71.
Earnings per share excluding items, total company segment operating profit, earnings excluding items expressed as a percent of sales, and international sales excluding foreign currency translation effects are each non-GAAP measures. Reconciliations of these measures to their relevant GAAP measures appear in Note 7 to the attached consolidated financial statements.
General Mills will hold a briefing for investors today, March 18, 2009, beginning at 8:30 a.m. EDT. You may access the web cast from General Mills’ corporate home page at www.generalmills.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including labeling and advertising regulations; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; disruptions or inefficiencies in the supply chain; volatility in the market value of derivatives used to hedge price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure of our information technology systems; resolution of uncertain income tax matters; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statements to reflect any future events or circumstances.
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GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS AND SUPPLEMENTARY INFORMATION
(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Nine-Month Period Ended
	Feb. 22,	Feb. 24,		Feb. 22,	Feb. 24,
	2009	2008	% Change	2009	2008	% Change
Net sales	$3,537.4	$3,405.6	3.9%	$11,045.6	$10,181.0	8.5%
Cost of sales	2,259.9	2,051.4	10.2%	7,356.7	6,339.4	16.0%
Selling, general, and administrative expenses	671.0	653.8	2.6%	2,119.8	1,926.7	10.0%
Divestiture (gain)	—	—	—	(128.8)	—	NM
Restructuring, impairment, and other exit costs	1.2	5.0	(76.0%)	6.4	22.3	(71.3%)

Operating profit	605.3	695.4	(13.0%)	1,691.5	1,892.6	(10.6%)
Interest, net	100.4	102.6	(2.1%)	287.6	331.8	(13.3%)

Earnings before income taxes and after-tax earnings from joint ventures	504.9	592.8	(14.8%)	1,403.9	1,560.8	(10.1%)
Income taxes	231.7	192.4	20.4%	538.0	531.0	1.3%
After-tax earnings from joint ventures	15.7	29.7	(47.1%)	79.7	79.7	0.0%

Net earnings	$288.9	$430.1	(32.8%)	$945.6	$1,109.5	(14.8%)

Earnings per share — basic	$0.88	$1.28	(31.3%)	$2.84	$3.32	(14.5%)

Earnings per share — diluted	$0.85	$1.23	(30.9%)	$2.73	$3.19	(14.4%)

Dividends per share	$0.43	$0.39	10.3%	$1.29	$1.17	10.3%

	Quarter Ended			Nine-Month Period Ended
	Feb. 22,	Feb. 24,	Basis Pt	Feb. 22,	Feb. 24,	Basis Pt
	2009	2008	Change	2009	2008	Change
Comparisons as a % of net sales:
Gross margin	36.1%	39.8%	(370)	33.4%	37.7%	(430)
Selling, general, and administrative expenses	19.0%	19.2%	(20)	19.2%	18.9%	30
Operating profit	17.1%	20.4%	(330)	15.3%	18.6%	(330)
Net earnings	8.2%	12.6%	(440)	8.6%	10.9%	(230)

	Quarter Ended			Nine-Month Period Ended
	Feb. 22,	Feb. 24,	Basis Pt	Feb. 22,	Feb. 24,	Basis Pt
	2009	2008	Change	2009	2008	Change
Comparisons as a % of net sales excluding items affecting comparability (a) :
Gross margin	34.1%	35.3%	(120)	36.0%	36.1%	(10)
Operating profit	13.9%	16.0%	(210)	16.4%	16.9%	(50)
Net earnings	7.6%	8.9%	(130)	9.8%	9.6%	20

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (“GAAP”).
See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
OPERATING SEGMENT RESULTS AND SUPPLEMENTARY INFORMATION
(Unaudited) (In Millions)

	Quarter Ended			Nine-Month Period Ended
	Feb. 22,	Feb. 24,		Feb. 22,	Feb. 24,
	2009	2008	% change	2009	2008	% change

Net sales:
U.S. Retail	$2,495.8	$2,300.8	8.5%	$7,571.2	$6,853.5	10.5%
International	580.0	612.8	(5.4%)	1,946.4	1,877.9	3.6%
Bakeries and Foodservice	461.6	492.0	(6.2%)	1,528.0	1,449.6	5.4%

Total	$3,537.4	$3,405.6	3.9%	$11,045.6	$10,181.0	8.5%

Operating profit:
U.S. Retail	$489.5	$486.2	0.7%	$1,654.1	$1,543.3	7.2%
International	48.9	52.2	(6.3%)	207.1	207.5	(0.2%)
Bakeries and Foodservice	21.9	56.1	(61.0%)	112.5	138.1	(18.5%)

Total segment operating profit	560.3	594.5	(5.8%)	1,973.7	1,888.9	4.5%

Unallocated corporate (income) expense	(46.2)	(105.9)	(56.4%)	404.6	(26.0)	NM
Divestiture (gain)	—	—	—	(128.8)	—	NM
Restructuring, impairment, and other exit costs	1.2	5.0	(76.0%)	6.4	22.3	(71.3%)

Operating profit	$605.3	$695.4	(13.0%)	$1,691.5	$1,892.6	(10.6%)

	Quarter Ended			Nine-Month Period Ended
	Feb. 22,	Feb. 24,	Basis Pt	Feb. 22,	Feb. 24,	Basis Pt
	2009	2008	Change	2009	2008	Change

Segment operating profit as a % of net sales:
U.S. Retail	19.6%	21.1%	(150)	21.8%	22.5%	(70)
International	8.4%	8.5%	(10)	10.6%	11.0%	(40)
Bakeries and Foodservice	4.7%	11.4%	(670)	7.4%	9.5%	(210)

Total segment operating profit	15.8%	17.5%	(170)	17.9%	18.6%	(70)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Millions, Except Par Value)

	Feb. 22,	Feb. 24,	May 25,
	2009	2008	2008
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$937.3	$620.4	$661.0
Receivables	1,136.0	1,148.8	1,081.6
Inventories	1,360.6	1,635.5	1,366.8
Deferred income taxes	35.1	56.7	—
Prepaid expenses and other current assets	419.9	496.9	510.6

Total current assets	3,888.9	3,958.3	3,620.0

Land, buildings, and equipment	2,973.6	2,964.2	3,108.1
Goodwill	6,607.5	6,749.1	6,786.1
Other intangible assets	3,680.4	3,758.1	3,777.2
Other assets	1,928.3	1,837.1	1,750.2

Total assets	$19,078.7	$19,266.8	$19,041.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$716.1	$789.0	$937.3
Current portion of long-term debt	518.3	1,578.0	442.0
Notes payable	1,413.8	2,434.5	2,208.8
Deferred income taxes	—	—	28.4
Other current liabilities	1,379.9	1,339.6	1,239.8

Total current liabilities	4,028.1	6,141.1	4,856.3

Long-term debt	5,755.4	3,600.7	4,348.7
Deferred income taxes	1,420.4	1,401.3	1,454.6
Other liabilities	2,095.4	1,954.6	1,923.9

Total liabilities	13,299.3	13,097.7	12,583.5

Minority interests	242.3	242.3	242.3

Stockholders’ equity:

Common stock, 377.3 shares issued, $0.10 par value	37.7	37.7	37.7
Additional paid-in capital	1,230.1	1,129.8	1,149.1
Retained earnings	7,018.5	6,460.2	6,510.7
Common stock in treasury, at cost, shares of 48.6, 42.3, and 39.8	(2,436.3)	(1,760.6)	(1,658.4)
Accumulated other comprehensive income (loss)	(312.9)	59.7	176.7

Total stockholders’ equity	5,537.1	5,926.8	6,215.8

Total liabilities and equity	$19,078.7	$19,266.8	$19,041.6

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In Millions)

	Nine-Month Period Ended
	Feb. 22,	Feb. 24,
	2009	2008
Cash Flows — Operating Activities
Net earnings	$945.6	$1,109.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	333.6	348.7
After-tax earnings from joint ventures	(79.7)	(79.7)
Stock-based compensation	98.5	109.6
Deferred income taxes	(19.6)	(28.0)
Tax benefit on exercised options	(91.0)	(28.3)
Distributions of earnings from joint ventures	29.9	50.1
Pension, other postretirement, and postemployment benefit costs	(45.2)	(20.7)
Divestiture (gain)	(128.8)	—
Gain on insurance settlement	(41.3)	—
Restructuring, impairment, and other exit costs	(1.6)	7.8
Changes in current assets and liabilities	139.8	(536.8)
Other, net	(10.3)	(18.3)

Net cash provided by operating activities	1,129.9	913.9

Cash Flows — Investing Activities
Purchases of land, buildings, and equipment	(351.1)	(299.2)
Acquisitions	—	1.4
Investments in affiliates, net	(6.8)	5.3
Proceeds from disposal of land, buildings, and equipment	2.0	11.7
Proceeds from divestiture of product line	192.5	—
Proceeds from insurance settlement	41.3	—
Other, net	(34.2)	(13.2)

Net cash used by investing activities	(156.3)	(294.0)

Cash Flows — Financing Activities
Change in notes payable	(775.7)	1,171.4
Issuance of long-term debt	1,850.0	700.0
Payment of long-term debt	(358.1)	(480.0)
Settlement of Lehman Brothers forward purchase contract	—	750.0
Repurchase of Series B-1 limited membership interests in GMC	—	(843.0)
Repurchase of General Mills Capital, Inc. preferred stock	—	(150.0)
Proceeds from sale of Class A limited membership interests in GMC	—	92.3
Proceeds from common stock issued on exercised options	286.6	111.5
Tax benefit on exercised options	91.0	28.3
Purchases of common stock for treasury	(1,232.4)	(1,428.6)
Dividends paid	(437.8)	(395.0)
Other, net	(9.5)	(3.8)

Net cash used by financing activities	(585.9)	(446.9)

Effect of exchange rate changes on cash and cash equivalents	(111.4)	30.3

Increase in cash and cash equivalents	276.3	203.3
Cash and cash equivalents — beginning of year	661.0	417.1

Cash and cash equivalents — end of period	$937.3	$620.4

Cash Flow from Changes in Current Assets and Liabilities
Receivables	$(130.4)	$(165.3)
Inventories	(61.5)	(442.9)
Prepaid expenses and other current assets	72.1	(48.7)
Accounts payable	(137.6)	6.7
Other current liabilities	397.2	113.4

Changes in current assets and liabilities	$139.8	$(536.8)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include certain information and disclosures required for comprehensive financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature. Operating results for the quarterly and nine-month periods ended February 22, 2009, are not necessarily indicative of the results that may be expected for the fiscal year ending May 29, 2009.

(2)	For the third quarter of fiscal 2009, unallocated corporate items were $46 million of income compared to $106 million of income in fiscal 2008. For the nine-month period ended February 22, 2009, unallocated corporate items were $405 million of expense compared to $26 million of income for the same period last year.

In the third quarter of fiscal 2009, we recorded a $71 million net increase in income related to mark-to-market valuations of certain commodity positions and grain inventories, compared to a net increase in income of $151 million in the third quarter of fiscal 2008. In the nine-month period ended February 22, 2009, we recorded a $289 million net increase in expense compared to a net increase of $168 million in income during the same period a year ago.

During the third quarter of fiscal 2009, we finalized a settlement with the insurance carrier for our La Salteña pasta manufacturing facility in Argentina. The facility was destroyed by fire in fiscal 2008. The final settlement included a cash payment of $41 million received in the third quarter of fiscal 2009, which we recorded as a gain in selling, general and administrative expense in the Consolidated Statements of Earnings, and in unallocated corporate items outside of operating segment results. This cash will offset the future capital expenditures required to replace the manufacturing facility. These proceeds have been recorded as an inflow in cash flows from investing activities in our Consolidated Statements of Cash Flows.

(3)	Subsequent to the end of the third quarter, we entered into an agreement to sell a portion of the assets of the frozen unbaked bread dough product line for our Bakeries and Foodservice segment. Certain assets being sold are shared with a frozen dinner roll product line for our U.S. Retail segment. Coincident with the sale, we will exit this product line. We expect the transaction to close during the fourth quarter of fiscal 2009. We expect to record a loss on this transaction of approximately $32 million after-tax in the fourth quarter of fiscal 2009. We will present this transaction as a divestiture in our Consolidated Statements of Earnings.

During the second quarter of fiscal 2009 we sold our Pop•Secret microwave popcorn product line for $192 million and recorded a pre-tax gain of $129 million. We received pre-tax cash proceeds of $159 million, net of transaction-related costs.

(4)	During the nine-month period ended February 22, 2009, we did not undertake any new restructuring actions. We incurred incremental plant closure expenses related to previously announced restructuring activities of $1 million in the third quarter of fiscal 2009 and $6 million in the nine-month period ended February 22, 2009. The charges we expect to incur with respect to previously announced restructuring actions are $17 million in fiscal 2009 and $1 million in fiscal 2010.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

			Nine-Month
	Quarter Ended		Period Ended
	Feb. 22,	Feb. 24,	Feb. 22,	Feb. 24,
In Millions, Except per Share Data	2009	2008	2009	2008

Net earnings — as reported	$288.9	$430.1	$945.6	$1,109.5
Capital appreciation paid on Series B-1 Interests in GMC (a)	—	—	—	(8.0)

Net earnings for basic and diluted EPS calculations	$288.9	$430.1	$945.6	$1,101.5

Average number of common shares — basic EPS	329.2	337.0	332.9	331.7
Incremental share effect from:
Stock options	8.5	10.1	10.2	10.6
Restricted stock, restricted stock units, and other	2.5	2.6	2.8	2.7
Forward purchase contract (b)	—	—	—	0.7

Average number of common shares — diluted EPS	340.2	349.7	345.9	345.7

Earnings per share — basic	$0.88	$1.28	$2.84	$3.32
Earnings per share — diluted	$0.85	$1.23	$2.73	$3.19

(a)	On August 7, 2007, we repurchased all of the Series B-1 limited membership interests in General Mills Cereals, LLC for $843 million, of which $8 million related to capital appreciation paid to the third party holders of the interests and reduced net earnings available to common stockholders in our basic and diluted earnings per share calculations.

(b)	On October 15, 2007, we settled a forward purchase contract with Lehman Brothers Holdings, Inc. by issuing 14.3 million shares of common stock in exchange for $750 million cash. These shares are included in the average number of common shares from the date of issuance. We used the cash to repay debt.
(6)	The effective tax rate for the third quarter of fiscal 2009 was 45.9 percent compared to 32.5 percent for the third quarter of fiscal 2008. The increase in the effective tax rate is primarily due to the effect of two court rulings. In the third quarter of fiscal 2008, we recorded an income tax benefit of $31 million as a result of a favorable U.S. District Court decision on an uncertain tax matter. On January 26, 2009, the U.S. Court of Appeals for the Eighth Circuit issued an opinion reversing the U.S. District Court decision. As a result, we recorded $53 million (including interest) of income tax expense related to the reversal of cumulative income tax benefits from this uncertain tax matter recognized in fiscal years 1992 through 2008. We expect to make cash tax and interest payments of approximately $32 million to settle this matter. We are currently evaluating our options for appeal.

(7)	We have included four measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) diluted earnings per share excluding mark-to-market valuation of certain commodity positions and grain inventories (“mark-to-market effects”), the gain on the divestiture of our Pop•Secret product line (“gain on divestiture”), the gain from our insurance settlement in Argentina (“gain from insurance settlement”), and income tax effects from court rulings on an uncertain tax item (“uncertain tax item”) (collectively, these four items are referred to as “items affecting comparability” in this footnote), (2) earnings comparisons as a percent of net sales excluding items affecting comparability, (3) total segment operating profit, and (4) sales growth rates for our International segment in total and by region excluding the impact of changes in foreign currency exchange. We believe that these measures provide useful supplemental information to assess our operating performance. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted earnings per share and operating performance measures as calculated in accordance with GAAP.

			Nine-Month
	Quarter Ended		Period Ended
	Feb. 22,	Feb. 24,	Feb. 22,	Feb. 24,
Per Share Data	2009	2008	2009	2008

Diluted earnings per share, as reported	$0.85	$1.23	$2.73	$3.19
Mark-to-market effects (a)	(0.13)	(0.27)	0.53	(0.30)
Gain on divestiture (b)	—	—	(0.21)	—
Gain from insurance settlement (a)	(0.08)	—	(0.08)	—
Uncertain tax item (c)	0.15	(0.09)	0.15	(0.09)

Diluted earnings per share, excluding items affecting comparability	$0.79	$0.87	$3.12	$2.80

(a)	See Note 2.

(b)	See Note 3.

(c)	See Note 6.

	Quarter Ended
In Millions	Feb. 22, 2009		Feb. 24, 2008
		Percent of		Percent of	Basis Pt
Comparisons as a % of Net Sales	Value	Net Sales	Value	Net Sales	Change

Gross margin as reported (a)	$1,277.5	36.1%	$1,354.2	39.8%	(370)
Mark-to-market effects (b)	(71.2)	(2.0)	(151.2)	(4.5)	250

Adjusted gross margin	$1,206.3	34.1%	$1,203.0	35.3%	(120)

Operating profit as reported	$605.3	17.1%	$695.4	20.4%	(330)
Mark-to-market effects (b)	(71.2)	(2.0)	(151.2)	(4.4)	240
Gain from insurance settlement (b)	(41.3)	(1.2)	—	—	NM

Adjusted operating profit	$492.8	13.9%	$544.2	16.0%	(210)

Net earnings as reported	$288.9	8.2%	$430.1	12.6%	(440)
Mark-to-market effects, net of tax (b)	(45.0)	(1.3)	(95.0)	(2.8)	150
Gain from insurance settlement, net of tax (b)	(27.0)	(0.8)	—	—	NM
Uncertain tax item (c)	52.6	1.5	(30.7)	(0.9)	240

Adjusted net earnings	$269.5	7.6%	$304.4	8.9%	(130)

(a)	Net sales less cost of sales.

(b)	See Note 2.

(c)	See Note 6.

	Nine-Month Period Ended
In Millions	Feb. 22, 2009		Feb. 24, 2008
		Percent of		Percent of	Basis Pt
Comparisons as a % of Net Sales	Value	Net Sales	Value	Net Sales	Change

Gross margin as reported (a)	$3,688.9	33.4%	$3,841.6	37.7%	(430)
Mark-to-market effects (b)	289.4	2.6	(168.1)	(1.6)	420

Adjusted gross margin	$3,978.3	36.0%	$3,673.5	36.1%	(10)

Operating profit as reported	$1,691.5	15.3%	$1,892.6	18.6%	(330)
Mark-to-market effects (b)	289.4	2.6	(168.1)	(1.7)	430
Gain on divestiture (c)	(128.8)	(1.1)	—	—	NM
Gain from insurance settlement (b)	(41.3)	(0.4)	—	—	(40)

Adjusted operating profit	$1,810.8	16.4%	$1,724.5	16.9%	(50)

Net earnings as reported	$945.6	8.6%	$1,109.5	10.9%	(230)
Mark-to-market effects, net of tax (b)	182.0	1.6	(106.0)	(1.0)	260
Gain on divestiture, net of tax (c)	(74.8)	(0.7)	—	—	NM
Gain from insurance settlement, net of tax (b)	(27.0)	(0.2)	—	—	NM
Uncertain tax item (d)	52.6	0.5	(30.7)	(0.3)	80

Adjusted net earnings	$1,078.4	9.8%	$972.8	9.6%	20

(a) Net sales less cost of sales.
(b) See Note 2.
(c) See Note 3.
(d) See Note 6.
A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.
A reconciliation of International segment and region sales growth rates as reported to International segment and region sales growth rates excluding the impact of foreign exchange follows:

	Quarter Ended Feb. 22, 2009
		Impact of	Percentage Change
	Percentage Change	Foreign	in Net Sales on
	in Net Sales	Currency	Constant Currency
	as Reported	Exchange	Basis

Europe	(13)%	(18)%	5%
Canada	(12)	(20)	8
Asia/Pacific	5	(12)	17
Latin America/South Africa/HQ	8	(10)	18

Total International	(5)%	(15)%	10%

	Nine-Month Period Ended Feb. 22, 2009
		Impact of	Percentage Change
	Percentage Change	Foreign	in Net Sales on
	in Net Sales	Currency	Constant Currency
	as Reported	Exchange	Basis

Europe	0%	(5)%	5%
Canada	(6)	(10)	4
Asia/Pacific	16	(4)	20
Latin America/South Africa/ HQ	12	(3)	15

Total International	4%	(6)%	10%